EX-5.1
                    OPINION OF HOFHEIMER GARTLIR & GROSS, LLP


                 [Letterhead of Hofheimer Gartlir & Gross, LLP]

                                                                 June 27, 2000


SyCoNet.Com, Inc.
9105C Owens Drive
Manassas, VA  20111

Gentlemen:

     Our firm is counsel for SyCoNet.Com, Inc., a Delaware corporation (the "Company"), with respect to the registration statement on Form SB-2 (the "Registration Statement"), File No. 333- 38400, which was filed by the Company with the Securities and Exchange Commission for the purpose of registering 5,884,632 shares (the "Shares") of Common Stock, par value $.0001 per share, of the Company under the Securities Act of 1933, as amended (the "Act").

     We have reviewed only the following documents (hereinafter collectively referred to as the "Documents"): the Registration Statement and the Exhibits thereto filed therewith or incorporated by reference; the Minutes of the Meeting of the Board of Directors of the Company (the "Board") held on November 18, 1999; Unanimous Consents in lieu of meetings of the Board dated November 3, 1999, January 27, 2000, May 8, 2000 and May 9, 2000; the Certificate of Incorporation of the Company, as amended, filed with the Secretary of State of Delaware; and the By-Laws of the Company.

     You should assume for the purpose of this opinion that our investigation has been limited solely to a review of the Documents and that no further investigation has been undertaken.

     We have assumed, without investigation, the authenticity of the Documents, the genuineness of all signatures on the Documents, the legal capacity of the persons who executed the Documents, due authorization, valid execution, delivery and acceptance of the Documents and the conformity to the originals of the Documents which were submitted to us as copies. We have also assumed that, with respect to those Shares not yet issued which are issuable pursuant to outstanding warrants and a December 16, 1999 funding agreement with Alliance Equities, Inc. ("Alliance"), the warrant holders and Alliance will duly pay to the Company the proper Share consideration and that such warrants otherwise will be duly exercised and that the Company will cause such Shares to be issued. The scope and application of this opinion is limited to the Federal Securities Laws and the laws of the State of Delaware.

     No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement or any portion thereof.

     Based upon the foregoing, and subject to the qualifications which are set forth herein, we are of the opinion that, as of the date hereof, the Shares have been duly and validly authorized, the Shares already issued are duly and validly issued and fully paid and nonassessable, and those Shares not yet issued when issued will be duly and validly issued and fully paid and nonassessable.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                              Very truly yours,

                                              Hofheimer Gartlir & Gross, LLP



                                              By: /s/ Richard G. Klein
                                                  ----------------------------
                                                  Richard G. Klein


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